UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  July 29, 2011

China Chemical Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-156383	26-3018106
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1, Electric Power Road, Zhou Cun District Zibo, People’s Republic of China	255330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-533-6168699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2011, China Chemical Corp. (the “Company”) received the resignation of Dean Huge as Chief Financial Officer, effective from July 29, 2011.

On August 5, 2011, the Board of Directors of the Company accepted the resignation of Mr. Huge and approved the appointment of Bin Li, currently the Company’s Chief Accounting Officer, as the new Chief Financial Officer for the Company to replace Mr. Huge, effective immediately. Ms. Li will serve as Chief Financial Officer until the earlier of her resignation, dismissal, death or when her successor is duly elected and qualified.

Ms. Li, 35, has been the Company’s Chief Accounting Officer since September 2010.  From September 2005 to August 2010, Ms. Li served as chief accounting officer of Zibo Jiazhou Chemical Industry Co., Ltd., a variable interest entity the Company controls through a series of contractual agreements. Ms. Li graduated from Harbin Institute of Technology at Weihai with a bachelor degree in finance and accounting in 1997.

Besides compensation received for her services as the Chief Accounting Officer, Ms. Li will not receive any additional compensation for her services as the Company’s Chief Financial Officer.

There are no understandings or arrangements between Ms. Li and any other person pursuant to which Ms. Li was elected as chief financial officer. Ms. Li does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. Except for her employment agreement with the Company as Chief Financial Officer and Chief Accounting Officer, Ms. Li has not had any transactions with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA CHEMCAL CORP.

Date: August 11, 2011	By:	/s/ Feng Lu
Name: Feng Lu
Title: Chief Executive Officer

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